Exhibit 99.2

LIGHTNING ROD SOFTWARE, INC.

Reseller and Support Agreement

This Reseller and Support Agreement (the "Agreement”) is entered into by and between Lightning Rod Software Inc., a company incorporated under the laws of the state of Delaware, having its office at: 5900 Green Oak Drive, Minnetonka, MN 55343 (hereafter referred to as "LIGHTNING ROD SOFTWARE") and THE SUPPORT DEPARTMENT, a company established under the laws of the State of Minnesota, having its office at 27155 Noble Road, Excelsior, MN USA 55331  (hereafter referred to as "PARTNER").

LIGHTNING ROD SOFTWARE and PARTNER enter into this Agreement as detailed herein to appoint PARTNER as Reseller and Support Services Partner of LIGHTNING ROD SOFTWARE’S Software product.

In consideration of the mutual covenants and conditions contained herein the parties agree as follows:

1.     DEFINITIONS

1.1.          "Software" shall mean LIGHTNING ROD SOFTWARE’S and its suppliers' software products identified in Schedule A, in machine-readable object code form, along with relevant documentation.

1.2.          "End User" shall mean an entity that is granted one or more Licenses of the Software for personal or internal business use and not for transfer to others.

1.3.          "Software License Agreement" shall mean the "Agreement”, illustrated in Exhibit B, entered into by and between LIGHTNING ROD SOFTWARE and End User pursuant to which the Software is licensed to the End User.

1.4.          "Reseller" means any person, corporation or other entity that markets and delivers value-added solutions, comprised of software, hardware, and/or services. A Reseller is entitled to sell the Software, either directly or indirectly, together with or in conjunction with its marketed Solutions. A Reseller may sell the Software directly or through another third party Reseller.

1.5.          "License Fees" means the amount due to LIGHTNING ROD SOFTWARE TM for Software distributed through PARTNER.

1.6.          "Solution(s)" shall mean the PARTNER's value-added software and/or services identified in Schedule C, delivered in conjunction with or relevant to the Software.

1.7.          "Territory" shall mean the countries stated in Schedule B, in which PARTNER may exercise its rights to distribute the Software under the terms of this Agreement.

1.8.          "Maintenance" shall mean the technical support and product maintenance services described in PARTNER’s then-current Software Support Agreement (Exhibit C) attached hereto.

1.9.          "Price List" shall mean the per seat license fees provided in Schedule E.

1.10.        "Confidential Information means the Software and any intellectual and/or proprietary rights inherent therein, and - other information and property conveyed or communicated by one party to the other by any means, as fully detailed and restricted in Article 7 of this Agreement.

2.     TERM AND TERMINATION

2.1.          This Agreement shall commence on September 10, 2001 (the Effective Date) and shall continue for a period ending December 31, 2002.  Thereafter, the parties in writing may renew it for one (1) year terms upon mutual agreement.  Notwithstanding any other provisions of this Agreement, upon a breach of the confidentiality provisions set forth in Article 7, the non-breaching party shall have the right to immediately terminate this Agreement.

2.2.          Either party immediately upon occurrence of the following events may terminate this Agreement:

2.2.1.                       The other party suffers a receiver to be appointed in respect of any of its assets or any resolution is passed or petition presented for the winding up of the other party or if the other party makes general assignment for the benefit of its creditors or institutes or has instituted against it any proceedings under any law relating to insolvency or the reorganization of the debtors, or

2.2.2.                       The other party undergoes any material change of ownership, or business focus that may detract from the sales and support of LIGHTNING ROD SOFTWARE TM products.

2.2.3.                       The other party is in material breach of any material warranty, term, condition, covenant or article of this Agreement, and fails to cure that breach within ninety (90) days after written notice thereof.

2.3.          Should this Agreement or any portions thereof expire or are terminated for any reason neither party will be liable to the other because of such expiration or termination for compensation, reimbursement or damages on account of the loss of prospective profits, anticipated sales, goodwill or on account of expenditures, investments, leases or commitments in connection with the business of LIGHTNING ROD SOFTWARE TM and its suppliers or PARTNER, or for any other reason whatsoever flowing from such termination or expiration. Termination or expiration of this Agreement shall not release either party from its liability to pay the other party any fees owing to such other party under the terms of this Agreement.

2.4.          Upon termination or expiration of this Agreement, at the written request of the disclosing party, the other parties shall return within ten (10) business days all originals and copies of Confidential Information (as defined in Article 7) received from the disclosing party, or shall deliver to the disclosing party within ten (10) business days a certificate signed by an officer of the receiving party certifying the destruction of all such confidential information.

2.5.          Termination of this Agreement shall not (save as provided herein) relieve either party of any obligation to pay the other amounts due as a result of transactions occurring prior to termination.

2.6.          Upon termination, PARTNER will retain the right to continue the support and maintenance of the existing End User and Reseller installations.

3.     APPOINTMENT

3.1.          LIGHTNING ROD SOFTWARE TM hereby appoints PARTNER as an authorized Reseller and Support Partner to distribute the Software in the Territory.  PARTNER hereby (i) accepts the non-exclusive, non-transferable right to use, display and distribute the Software as defined in Schedule A, (ii) agrees to have access, at such times and places designated by Lightning Rod Software from time to time, to the Software in object and source code format to use and modify as necessary for the sole purpose of support, correcting errors, bugs and defects of the Software (but may not otherwise use, copy, modify, store, process, and import the Software in object and source code format for any other purposes including enhancing, improving, extending, adding to, modifying, and creating derivatives of the Software), and (iii) undertakes to offer to provide support to all existing LIGHTNING ROD SOFTWARE End-Users and Resellers listed in Addendum A.  Existing customers identified in Addendum A, other than Mitech and Atio Pty, Ltd., may upgrade (but not expand) their current use of LIGHTNING ROD SOFTWARE's products to IM 4.2 without additional license fee charges.  In connection with all such upgrades, PARTNER shall indemnify and hold LIGHTNING ROD SOFTWARE harmless from any damages or losses associated therewith.  PARTNER agrees to require all persons or entities that it allows to access the Software source code to agree to be bound by the provisions of this Agreement as it pertains to such access.

4.     LICENSE GRANT

4.1.          In consideration for valuable marketing and technical expertise and no license fee, LIGHNTING ROD SOFTWARE grants the PARTNER a non-exclusive, non-transferable license to use the Software indicated in Schedule A and licensed in Exhibit B, for internal use, for purposes of: (i) developing and supporting the Solution(s), (ii) reproducing the Software to the extent necessary for safekeeping and archival purposes, (iii) demonstrating the Software and Solution(s) to potential customers, and (iv) providing Software training and support to PARTNER employees. The PARTNER may use the Software to run its in-house call center to demonstrate its functionality to prospective End Users.

4.2.          The PARTNER shall not use or duplicate the Software for any purpose other than as specified in this Agreement or make the Software available to unauthorized third parties.  The PARTNER shall not rent, lease, resell, market or distribute the software, or otherwise use or distribute the Software other than as specified in this Agreement.

4.3.          LIGHTNING ROD SOFTWARE and its suppliers shall retain all title, copyright, and other proprietary rights in the Software and any modifications or translations thereof. The PARTNER does not acquire any rights in the Software other than specified in this Agreement. The PARTNER shall retain all title, copyright, and other proprietary rights in the Partner Solution(s) and translations thereof (except Software portion).

5.     ALLIANCE COMMITMENTS

5.1.          PARTNER may sell the Software directly to PARTNER's End Users.

5.2.          PARTNER (i) shall use reasonable efforts to market the licensing of the Software in the Territory in conjunction with, and as it relates to Partner’s Solutions, and (ii) shall use reasonable efforts to keep LIGHTING ROD SOFTWARE informed regarding the implementation and outcome of such activities as it relates to the Software except as bound by confidentiality agreements.

5.3.          LIGHTNING ROD SOFTWARE TM shall provide PARTNER with electronic copies of its marketing materials for use and distribution in connection with this Agreement.

5.4.          PARTNER shall use reasonable efforts to demonstrate the Software licensed in Article 3 to prospective End Users when it identifies qualified opportunities.

5.5.          PARTNER shall report End User Software Licenses it sells, and submit such reports to LIGHTNING ROD SOFTWARE TM, and LIGHTNING ROD SOFTWARE TM shall respond, according to the procedures defined in Schedule F and Article 6.

5.6.          PARTNER shall comply with the export laws of the United States unless LIGHTNING ROD SOFTWARE TM agrees in writing to export Software for specific orders. PARTNER hereby assures LIGHTNING ROD SOFTWARE TM that it will not export or re-export directly or indirectly (including via remote access) any part of the Software or any Confidential Information to any country for which a validated license is required under the export laws without first obtaining a validated license. LIGHTNING ROD SOFTWARE TM will provide PARTNER reasonable assistance to comply with export laws of the United States. If at any time LIGHTNING ROD SOFTWARE TM determines that the laws of any country are, or become, insufficient to protect LIGHTNING ROD SOFTWARE’S TM intellectual or proprietary rights in the Software, LIGHTNING ROD SOFTWARE TM reserves the right to restrict or terminate PARTNER's rights as Reseller to use or distribute the Software or Confidential Information in that country. PARTNER shall take all actions reasonably necessary to comply with this restriction or termination.

5.7.          In making representations with respect to the Software or Solutions, neither Lightning Rod Software TM nor PARTNER shall (i) make any representations, warranties, or guarantees to prospective End Users, concerning the Software and Solutions, that are inconsistent with or in addition to those made in this Agreement by such other party or in the Software's then current materials; (ii) fail to comply with all applicable federal, state and local laws and regulations in performing its duties with respect to the products or services of the other party, (iii) prevent or obstruct the other party from offering the Software or Solutions to prospective End Users, or (v) fail to comply with the U.S. Foreign Corrupt Practices Act with respect to its products.

5.8.          This Agreement does not (i) restrict either party from developing or marketing products or services which perform the same or similar functions as the other party's products or services; (ii) restrict either party from entering into similar agreements with third parties; or (iii) obligate either party to act for the benefit of the other.

5.9.          Upon final execution of this Agreement PARTNER agrees to the items contained in Addendum A.

5.10.        PARTNER shall not issue press releases referencing LIGHTNING ROD SOFTWARE or its products without first obtaining the consent and comment of LIGHTING ROD SOFTWARE.

6.     PAYMENTS

6.1.          In Reseller sales, LIGHTNING ROD SOFTWARE TM shall deliver and invoice PARTNER Licenses distributed upon receipt of a customer-signed software license agreement and purchase order described in Schedule F.

6.1.1.       All payments are due net thirty (30) days.

6.1.2.       PARTNER shall identify to LIGHTNING ROD SOFTWARE TM specific contacts in its organization that are responsible for accounts payable, and shall have a defined process for collecting from End User, and for paying LIGHTNING ROD SOFTWARE TM its net amounts due, in a timely manner.

6.1.3.       Any amount due to LIGHTNING ROD SOFTWARE TM from PARTNER shall be paid in US Dollars plus any taxes or duties due under the legal requirements of the applicable laws. Upon request by PARTNER, LIGHTNING ROD SOFTWARE TM may furnish PARTNER with its bank account in the US for direct funds transfer purposes.

6.2.          LIGHTNING ROD SOFTWARE’S TM prices are exclusive of all applicable excises, sales or other taxes or duties now in force or enacted in the future. PARTNER is solely responsible for the payment of all taxes and duties payable upon the distribution to PARTNER by LIGHTNING ROD SOFTWARE TM of the Software, except those taxes for which it has an exemption and those taxes based on LIGHTNING ROD SOFTWARE’S TM income.

7.     CONFIDENTIALITY

7.1.          It is contemplated that LIGHTNING ROD SOFTWARE TM and PARTNER may disclose to the other party information concerning their respective inventions, know-how, and trade secrets to further the performance of this Agreement or any supplements hereto. Such Confidential Information shall be held in confidence by each party, and includes, but is not limited to, any items marked as proprietary or confidential, any items which qualify as a trade secret pursuant to the laws of the United States of America, or any state thereof, technical and business information relating to either party's inventions or products, research and development, production, processes, computer software, costs, profit or margin information, any software pricing information, finances, customers, marketing, and production and future business plans, and specifically includes any software and documentation.

7.2.          Rights in Confidential Information: All Confidential Information disclosed by one party to the other at any time shall remain the sole property of the disclosing party. The receiving party shall have no rights to the Confidential Information of the disclosing party.

7.2.1.       Nothing received by either party will be considered to be Confidential Information of the other if:

7.2.1.1.    (i) it is in the public domain, has been lawful1y published or is otherwise readily available to the public, other than by breach of this Agreement or any other agreement with a third party containing confidentiality provisions; (ii) it has been rightfully received by the party from a third party who obtained it through proper means and who is not subject to Confidentiality limitations. (iii) it has been independently developed for or by the possessing party by personnel having no access to or knowledge of the Confidential Information of the other, and/or (iv) except for LIGHTNING ROD SOFTWARE's Confidential Information existing on the date of this agreement or confidential information acquired during or in connection with employment by LIGHTING ROD SOFTWARE, it was known to the possessing party prior to its first receipt by such party, as evidenced by the documentation of the possessing party existing at the time of its first receipt; or (v) is required to be disclosed by a court of competent jurisdiction and notification is given to the disclosing party to enable it to seek a protective order before such disclosure is made to the court of law.

7.3.          Confidentiality Agreement: Each party agrees that it will hold the Confidential Information of the other party in strict confidence. Each party further agrees that it will not make any disclosure of the Confidential Information to anyone without the express written consent of the other, except to employees or agents if disclosure is necessary for the performance of this Agreement and such employees or agents are bound by written confidentiality provisions of equal scope to those Contained in this Agreement. Each party shall take reasonable steps to ensure the confidentiality of all Confidential Information, but with not less than the highest degree of care and diligence that it uses with respect to its own confidential or proprietary information.

7.4.          Return of Information: After any termination of this Agreement and upon written request, a party shall return within ten (10) business days all originals and copies thereof of any Confidential Information of the other party including any documents or notes based on the Confidential Information or derived there from.

7.5.          Except as specifically permitted by this Agreement, PARTNER shall not directly or indirectly (1) use any of LIGHTNING ROD SOFTWARE's Confidential Information to create any computer software program or user documentation which is substantially similar to any Software; (2) reverse engineer, disassemble or de-compile, or otherwise attempt to derive the source code for any Software; (3) encumber, time-share, rent or lease the rights granted by this Agreement; (4) adapt, create derivative works of, port or otherwise modify any of the Software or other of LIGHTNING ROD SOFTWARE's Confidential Information or grant anyone a license to engage in similar conduct.  Notwithstanding the foregoing, nothing in this Agreement shall be construed to limit PARTNER's right to independently develop any product that may offer similar functionality as the Software.

8.     WARRANTIES AND LIMITATION OF LIABILITY

8.1.          Each party represents and warrants to the other party that: (i) it has the power and authority to enter into this Agreement; (ii) this Agreement shall not violate the terms of any agreement that it may have with a third party; and (iii) its personnel will comply with all applicable federal, state and local laws, ordinances and regulations in performing its marketing activities hereunder.

8.2.          EXCEPT AS STATED IN SECTION 8.1, LIGHTNING ROD SOFTWARE TM AND ITS SUPPLIERS MAKE NO WARRANTIES, EXPRESS OR IMPLIED, TO PARTNER, INCLUDING ANY WARRANTIES REGARDING ITS SOFTWARE, INCLUDING THE WARRANTIES OF INTERCHANGEABILITY, MERCHANTABILITY OR FITNNESS FOR A PARTICULAR PURPOSE.  ALL WARRANTIES REGARDING ITS SOFTWARE ARE MADE DIRECTLY TO THE END-USER BY LIGHTNING ROD SOFTWARE IN THE SOFTWARE LICENSE AGREEMENT.

8.3.          EXCEPT FOR LIGHTNING ROD SOFTWARE’S TM RESPONSIBILITIES UNDER THE INFRINGEMENT INDEMNIFICATION CONTAINED IN ARTICLE 9, NEITHER LIGHTNING ROD SOFTWARE TM AND ITS SUPPLIERS, NOR PARTNER AND PARTNER AFFILLIATES, SHALL BE LIABLE FOR ANY LOST PROFITS, OR FOR INDIRECT, SPECIAL, OR INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOST REFERRAL FEES OR LICENSE FEES.

9.     INFRINGEMENT INDEMNIFICATION

9.1.          LIGHTNING ROD SOFTWARE TM shall indemnify, defend and hold harmless PARTNER against all damages, including, costs and attorney's fees arising from any demands, claims or legal actions by any third party based upon any claim that the Software infringes any copyright, trademark, patent, trade secret or other intellectual property right of a third party. LIGHTNING ROD SOFTWARE TM shall have no liability unless PARTNER: i) promptly notifies LIGHTNING ROD SOFTWARE TM of the claim, ii) gives LIGHTNING ROD SOFTWARE TM full authority, information and assistance to defend the claim, and iii) gives LIGHTNING ROD SOFTWARE TM sole control of the defense of the claim. LIGHTNING ROD SOFTWARE TM shall reimburse PARTNER for reasonable out-of  pocket expenses incurred in providing such assistance.

9.2.          If the Software or any part thereof become, or in LIGHTNING ROD SOFTWARE’S TM opinion is likely to become, the subject of a valid claim of infringement as discussed above, then LIGHTNING ROD SOFTWARE TM shall have the right, at its option and expense, either to obtain for PARTNER a license Permitting the continued use of the infringing Software, to replace or modify the infringing Software with equivalent non-infringing Software, or, if the first two alternatives are reasonably unavailable, to refund to PARTNER all amounts paid by PARTNER to LIGHTNING ROD SOFTWARE TM for such Software as of the date of such refund.

10.  TRADEMARKS AND TRADE NAMES

10.1.        In advertising and marketing of the Software, PARTNER may use the trade names, service marks, logos and trademarks of LIGHTNING ROD SOFTWARE TM (the "Trademarks"), as provided herein. Any use by PARTNER of LIGHTNING ROD SOFTWARE’S TM TRADEMARKS OR LOGOS IN PUBLIC MEDIA is subject to LIGHTNING ROD SOFTWARE’S TM approval of said advertising/marketing. LIGHTNING ROD SOFTWARE TM shall provide to PARTNER a list of such party's Trademarks.

10.2.        All Trademarks identifying the Software or Solutions of a party's business are the exclusive property of the party or its licensors. The other party will not take any action that jeopardizes the proprietary rights or acquire any right in the Trademarks except as specifically set forth herein. LIGHTNING ROD SOFTWARE TM and PARTNER each agree that it will not register, directly or indirectly, any Trademark, service mark, trade name, copyright or company name or other proprietary or commercial right which is identical or confusingly similar to the Trademarks of the other party. When using Trademarks. PARTNER and LIGHTNING ROD SOFTWARE TM will use the Trademarks exclusively to identify the relevant Software and Solutions and shall obtain review and permission of the other party on the vehicles and venues in which such Trademarks or logos will be used.

10.3.        Use of the Trademarks of one party will clearly identify such party or its licensors as the owner of the marks.

10.4.        A party using the trademarks of the other party will immediately notify such other party if the first party learns (i) of any potential infringement of the trademarks by a third party, or (ii) that the use of the trademarks may infringe the proprietary rights of a third party. The other party will determine the steps to be taken under these similar circumstances. In connection with any such potential infringement of or by the trademarks, the first party will (a) provide the other party with the assistance that such party may reasonably request at the other party's expense, and (b) not take steps on its own without the other party's prior approval.

11.  GENERAL

11.1.        Force Majeure. Neither party shall be held liable to the other for failure to fulfill its obligations hereunder if and to the extent due to causes beyond its control.

11.2.        This Agreement supersedes all previous oral or written agreements between the parties, and represents the entire agreement of the parties with respect to the subject matter hereof. This Agreement may only be amended by a written agreement signed by the parties.

11.3.        Waiver. The failure by a party to enforce any term or condition of this Agreement may not be a waiver of its right subsequently to enforce such term or condition, providing Agreement has not been terminated.

11.4.        If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

11.5.        Independence. Nothing in this Agreement is intended to or shall be deemed to create a distribution, joint venture, partnership or agency relationship between the parties of any kind for any purpose. Neither LIGHTNING ROD SOFTWARE TM nor PARTNER will represent that it has any authority to assume or create any obligation, express or implied, on behalf of the other Party, or to represent the other party in any capacity. This Agreement does not constitute a general agency, partnership or any form of legal association between the parties save as provided for in this Agreement. Each party or its agents or representatives shall not enter into any contract or agreement on behalf of the other party or purport to bind the other party in any way without the prior written consent of the other party.

11.6.        Neither LIGHTNING ROD SOFTWARE TM nor PARTNER shall make representations or warranties concerning the products or services of the others that are inconsistent with those made by the other party in its then current published materials or with the rights and obligations under this Agreement. Each party is solely responsible for the supervision and control of its personnel and for the terms of their employment including, but not limited to work assignments, labor relations, hiring and discharging, performance evaluations, wages, hours, Social Security and tax withholding, workers' compensation, and unemployment insurance.

11.7.        International Pricing. From time to time, LIGHTNING ROD SOFTWARE TM, its subsidiaries or distributors, may release local language editions of the Software. Such versions may be made available to PARTNER under this Agreement based on LIGHTNING ROD SOFTWARE TM suggested End-User Price List in each country for which the Software is localized; or as otherwise agreed between the parties.      This Agreement in no way obligates LIGHTNING ROD SOFTWARE TM to provide localized versions of the Software.

11.8.        Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Minnesota without regard to conflicts of law provisions.

11.9.        Survival. The rights and obligations of the parties provided for in Articles 7, 8. 9. 10, and Section 11.5 hereof, shall survive the termination of this Agreement.

11.10.      Non-Assignment. This Agreement shall be binding upon and inure to the benefit of each party's respective successors and lawful assigns; provided, however, that this Agreement may not be assigned, sublicensed or otherwise transferred by either party, whether by operation of law or otherwise, without the other party's prior written consent, except that during the term of the Agreement, training, demonstration, implementation rights and obligations, and marketing rights and obligations may be assigned by PARTNER to PARTNER Affiliates.

11.11.      Notices. Whenever one party is required or permitted to give notice to the other pursuant to this Agreement, such notice shall be effective when (a) hand delivered to the receiving party against a signed receipt therefore, (b) three (3) days following deposit of the same into the mail, registered or certified, return receipt requested, postage prepaid, and addressed to the receiving party, or (c) delivered by a third party courier service where receipt is verified by the receiving party's acknowledgment.

IN WITNESS WHEREOF,

The Parties hereto have executed this Agreement as of the date first written above.

Agreed to by:		Accepted by:

The Support Department		Lightning Rod Software, Inc.

By:	/s/ Willem J. Ellis	By:	/s/ Thomas J. Patin
	Willem J. Ellis		Thomas J. Patin

Title: CEO		Title: General Counsel

Date: September 10, 2001		Date: September 10, 2001

ADDENDUM A

PARTNER Commitments

Partner agrees to offer technical support and professional services to existing Lightning Rod Software Resellers and End Customers listed below:

•        ATIO Corporation Pty Ltd

•        Mitech Europe Ltd

•        State Capital Credit Union

•        Gage Marketing Services

•        Stockwalk

•        Invacare Supply Group

•        eStyle

SCHEDULE A

Software Products

Interaction Manager including Release 4.2 and all previous releases

SCHEDULE B

Territory

PARTNER may exercise its rights under this Agreement in the following Territories:

A)       Worldwide, except not in (1) the European Economic Community Countries or in (2) the territory described in LIGHTNING ROD SOFTWARE's Business Alliance Agreement with ATIO Corporation (Pty) Ltd., dated July 3, 2000 (South Africa, Botswana, Kenya, Namibia, Zimbabwe, Zambia, Tanzania, Mauritius).

SCHEDULE C

Solutions

PARTNERS products and/or services that comprise their Solutions in conjunction with which PARTNER will market, sell and refer the Software are:

PARTNER’s software: Monitor Control Point

PARTNER will develop service offerings that will focus on: Contact Center Services

PARTNER will focus these solutions on the following industries and/or market segments: All industries

SCHEDULE D

PARTNER Marketing Information

Marketing activities PARTNER plans to undertake in support of PARTNER solutions:

SCHEDULE E

Per Seat License Fees

50% of license fees for any licenses sold, minimum $250 per concurrent user.

SCHEDULE F

Alliance Reselling Model

A.            PARTNER acts as the primary contact in dealing with the End User, performing sales as well as implementation responsibilities.

B.            All fees charged by PARTNER to its End Users shall be at PARTNER’s sole discretion.

C.            PARTNER shall offer Software License and Support agreements to the End User along with each sale.

D.            PARTNER shall be responsible for billing and collecting all fees associated with Software, and Support from End User to whom PARTNER has sold same.

E.             Upon each occasion that PARTNER resells the Software, PARTNER shall provide the signed Software License Agreement to LIGHTNING ROD SOFTWARE, reporting Licenses (type and quantity), along with information on End User to whom the Licenses must be issued by LIGHTNING ROD SOFTWARE, consistent with that required in Exhibit A.  PARTNER shall include an authorized purchase order with each such report.  LIGHTNING ROD SOFTWARE will issue License to End User and ship Software to PARTNER immediately upon receipt of purchase order.

F.             Amounts are due to LIGHTNING ROD SOFTWARE from PARTNER for sales of Software sold by PARTNER. Amounts due LIGHTNING ROD SOFTWARE from PARTNER for sales of Software sold by PARTNER:

F.1.          PARTNER shall pay LIGHTNING ROD SOFTWARE the current per seat license fee in Schedule E.

G.            The Territory in which PARTNER may exercise this Reseller Model is in Schedule B.

H.            LIGHTNING ROD SOFTWARE shall initially provide Software to Partner’s domestic office, and PARTNER shall be responsible for licensing and shipments of the Software to Territories outside the USA, including the payment of all taxes and duties and the obligations in Section 6.3

SCHEDULE I

PARTNER Maintenance and Technical Support

A.            Lightning Rod Software shall not provide any support or Software updates under this Agreement to PARTNER or to End-users.

EXHIBIT A

End-User Registration Information

Company, Division/Dep’t.:

Contact Name(s), Title(s):

Address:

Phone:

Fax:

E-mail:

Simultaneous Customer Service Representatives

Software Modules Installed

EXHIBIT B

End User License Agreement

Lightning Rod Interaction ManagerTM

SOFTWARE LICENSE AGREEMENT

1.     Grant of License.

Lightning Rod SoftwareTM, Inc. a company incorporated in the state of Deleware, USA, hereby grants to Licensee a non-exclusive, non-transferable and non-assignable license to use the Lightning Rod Interaction ManagerTM computer software and associated user documentation which accompany this Agreement (all referred to herein as the "Licensed Software") in accordance with the terms and conditions of this Agreement.

2.     Scope of Permitted Use.

Throughout the term of this License Agreement, Licensee shall have the right to use the Licensed Software for Licensee's own business purposes for the number of seats for which a license fee is paid.  Licensee may make only such copies of the Licensed Software, as are reasonably necessary for Licensee's own use and archival or backup purposes.

3.     WARRANTY DISCLAIMER.

THE LICENSED SOFTWARE IS FURNISHED BY LIGHTNING ROD SOFTWARETM AND ACCEPTED BY LICENSEE "AS IS," WITHOUT ANY WARRANTY WHATSOEVER.  ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OF TITLE, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, ARE SPECIFICALLY EXCLUDED AND DISCLAIMED.  LIGHTNING ROD SOFTWARETM DOES NOT WARRANT THAT THE LICENSED SOFTWARE WILL MEET LICENSEE'S REQUIREMENTS OR THAT THE OPERATION OF THE LICENSED SOFTWARE WILL BE UNINTERRUPTED OR ERROR FREE, AS BETWEEN LIGHTNING ROD SOFTWARETM AND LICENSEE, THE ENTIRE RISK AS TO THE QUALITY AND PERFORMANCE OF THE LICENSED SOFTWARE IS WITH LICENSEE.

4.     LIMITATION OF LIABILITY.

IN NO EVENT WILL LIGHTNING ROD SOFTWARETM BE LIABLE TO LICENSEE OR ANY OTHER PERSON FOR ANY LOST PROFITS, LOST SAVINGS, LOST DATA, OR OTHER SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY PRODUCT OR SERVICE FURNISHED OR TO BE FURNISHED BY LIGHTNING ROD SOFTWARETM UNDER THIS AGREEMENT OR THE USE THEREOF, EVEN IF LIGHTNING ROD SOFTWARETM HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE, AND THE AGGREGATE LIABILITY OF LIGHTNING ROD SOFTWARETM UPON ANY CLAIMS HOWSOEVER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY PRODUCTS OR SERVICES FURNISHED OR TO BE FURNISHED BY LIGHTNING ROD SOFTWARETM UNDER THIS AGREEMENT WILL IN ANY EVENT BE ABSOLUTELY LIMITED TO THE AMOUNT PAID TO LIGHTNING ROD SOFTWARETM UNDER THIS AGREEMENT; PROVIDED, HOWEVER, THAT NOTHING IN THIS AGREEMENT SHALL OPERATE TO RELIEVE LIGHTNING ROD SOFTWARETM FROM LIABILITY FOR ITS OWN WILLFUL OR WANTON RECKLESSNESS OR INTENTIONAL TORTS.

5.     Proprietary Expression and Information.

Lightning Rod SoftwareTM licensor claims copyright ownership of the Licensed Software, and that the ideas, procedures, processes, systems, methods of operation, and concepts embodied within the Licensed Software are trade secret information of Lightning Rod SoftwareTM licensor.  This license is not a sale of a copy of the Licensed Software and does not render Licensee the owner of a copy of the Licensed Software.  Ownership of the Licensed Software and all components and copies thereof shall at all times remain with Lightning Rod SoftwareTM licensor, regardless of who may be deemed the owner of the tangible media in or on which the Licensed Software may be copied, encoded or otherwise fixed.

6.     Restrictions Upon Duplication, Reverse Engineering and Disclosure.

Any copy of the Licensed Software made by Licensee must bear the same copyright and other proprietary notices that appear on the copy furnished to Licensee by Lightning Rod SoftwareTM.  Licensee will not disassemble, decompile or otherwise attempt to "reverse engineer" the Licensed Software, nor shall Licensee permit any other person to do so.  Licensee will make reasonable efforts to prevent any unauthorized copying of the Licensed Software or disclosure or use of Lightning Rod SoftwareTM licensor’s trade secret information, and Licensee will advise its employees who are permitted access to the Licensed Software of the restrictions upon duplication, reverse engineering, disclosure and use contained in this Agreement.  Licensee will be liable for any unauthorized copying, reverse engineering and/or disclosure by its employees or agents.

7.     Restriction Upon Transfer.

Licensee will not lease, rent, sell, pledge, assign, sublicense, loan or otherwise transfer to any third party any part of the Licensed Software or any copy thereof or any of Licensee's rights under this Agreement without the prior written consent of Lightning Rod SoftwareTM.

8.     Termination.

The license hereby granted will terminate automatically and immediately in the event that: a) Licensee violates any of the provisions of paragraphs 2., 6 or 7 above. In the event of termination, Licensee will, within fifteen (15) days, either return all copies of the Licensed Software to Lightning Rod SoftwareTM or destroy the same and certify to Lightning Rod SoftwareTM in writing that all copies not returned to Lightning Rod SoftwareTM have been destroyed.

9.     U.S. Government Restricted Rights.

In the event that Licensee is an agency of the U.S. Government, then it is agreed that the Licensed Software is provided with RESTRICTED RIGHTS and that technical data related to the Licensed Software, such as user manuals and specifications, is provided with LIMITED RIGHTS.  Use, duplication or disclosure of the Licensed Software and any related technical data by any such agency is subject to restrictions as set forth in subparagraphs (b)(3) and (c)(1)(ii) in the Rights in Technical Data and Computer Software clause at DFARS 252.227-7013, or subparagraphs (c)(1) and (2) of Commercial Computer Software -- Restricted Rights at 48 CFR 52.227-19, as applicable.  Contractor/manufacturer is Lightning Rod SoftwareTM Corporation, 7301 Ohms Lane, Suite 600 Edina, Minnesota 55439-2331.

10.  Non–Waiver.

The failure by either party at any time to enforce any of the provisions of this Agreement or any right or remedy available hereunder or at law or in equity, or to exercise any option herein provided, shall not constitute a waiver of such provision, right, remedy or option or in any way affect the validity of this Agreement.  The waiver of any default by either party shall not be deemed a continuing waiver, but shall apply solely to the instance to which such waiver is directed.

11.  Severability and Choice of Law.

Every provision of this Agreement shall be construed, to the extent possible, so as to be valid and enforceable.  If any provision of this Agreement so construed is held by a court of competent jurisdiction to be invalid, illegal or otherwise unenforceable, such provision shall be deemed severed from this Agreement, and all other provisions shall remain in full force and effect.  This Agreement shall in all respects be governed by and interpreted, construed and enforced in accordance with the laws of the United States of America and the state of Minnesota.  Any action between Lightning Rod SoftwareTM and Licensee will be venued in a state or federal court situated within the state of Minnesota, and Licensee irrevocably submits itself to the personal jurisdiction of such courts for such purpose.

12.  Assignment and Binding Effect.

Lightning Rod SoftwareTM may assign, delegate and/or otherwise transfer this Agreement or its rights and obligations hereunder to any person or entity, which purchases or otherwise succeeds to the business of Lightning Rod SoftwareTM to which this Agreement pertains.  Licensee may not assign, delegate or otherwise transfer this Agreement or any of its rights or obligations hereunder without the prior written consent of Lightning Rod SoftwareTM.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

13.  Entire Agreement.

This Agreement sets forth the entire agreement and understanding between Lightning Rod SoftwareTM and Licensee regarding the subject matter hereof and supersedes any prior representations, advertisements, statements, proposals, negotiations, discussions, understandings, or agreements regarding the same subject matter.  This Agreement may not be modified or amended except by a writing signed by the party against whom the same is sought to be enforced.

I agree and accept all terms and conditions within this Agreement.
Lightning Rod SoftwareTM Inc.

Company:_____________________________________	Name:_______________________________

Contact Name:_________________________________	Signature:____________________________

Signature:_____________________________________	Its:__________________________________

Its:___________________________________________	Date:________________________________

Date:_________________________________________